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EXHIBIT 5.1


                                                   October 23, 1996



PeopleSoft, Inc.
4440 Rosewood Drive
Pleasanton, California 94588

          RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 24, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 299,441 shares of your Common Stock (the "Shares") reserved for issuance under the Red Pepper Software Company 1993 Stock Option Plan (the "Plan"). As legal counsel for PeopleSoft, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

          It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                              Very truly yours,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation